Exhibit 99.2

ANNOUNCEMENT

Date:                September 28, 2017

Subject:            Our Next Chapter

Dear Exa Team Members,

I’m writing to you today to share with you exciting news about the future of Exa. Early this morning the company issued a press release (see attachment) announcing that we have reached an agreement to be acquired by Dassault Systèmes.

Dassault has agreed to pay $24.25 per share of Exa stock – providing a significant premium to our shareholders and valuing the company at approximately $400M. This price reflects the strong value Dassault sees in Exa’s technology, products and solutions and most importantly, in the team that continues to develop and deliver our solutions to our customers.

Over the years, we built a strong partnership with Dassault to serve our customers. I have come to see a very strong alignment of go-to-market visions between our two companies. As a result, I am excited about the potential that Dassault’s resources and reach can provide to help scale our business faster and accelerate our entry in to new vertical markets.

I fully recognize that this change presents challenges and concerns in addition to opportunities. While we understand the potential, we do not yet know many of the details as to how we will work collectively to take this important next step. This is the task that now lays ahead of us and I ask each of you for your full engagement and support in the process. As has always been the case, we need your help to find the right path forward so that the next exciting chapters of Exa can be written.

Please join our company meeting Thursday at 8:30 am Boston time to hear more about this exciting news.

Sincerely,

Steve Remondi

President & CEO

Exa Corporation

Important Additional Information Will Be Filed with the Securities and Exchange Commission

The acquisition of Exa by Dassault will be accomplished by means of tender offer by a subsidiary of Dassault for shares of common stock of Exa, which has not yet commenced. This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Exa. At the time the tender offer is commenced, an affiliate of Dassault will file with the Securities and Exchange Commission (“SEC”) and mail to Exa’s stockholders a Tender Offer Statement and Exa will file with the SEC and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement in connection with the transaction. These documents will contain important information about Dassault, Exa, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available. Investors and security holders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement and other documents filed with the SEC by Dassault and Exa through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents by writing to Exa Corporation, 55 Network Drive, Burlington, Massachusetts 01803, attention: Investor Relations.